Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Second Sight Medical Products, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 our report dated March 11, 2016, relating to the consolidated balance sheets of Second Sight Medical Products, Inc. and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2015, which is incorporated by reference in the Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Gumbiner Savett Inc.

January 06, 2017

Santa Monica, California